EXHIBIT 99.1

                         INTERLINK ELECTRONICS ANNOUNCES
          REORGANIZATION PLANS FOR BUSINESS COMMUNICATIONS SEGMENT AND
                 RESTATEMENT OF PRIOR PERIOD FINANCIAL RESULTS

Camarillo, California - November 2, 2005 - Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced a reorganization initiative related to its Business Communications business segment that will affect third quarter, 2005 financial operating results. In addition, Interlink will take certain accounting charges that will require restatement of its financial results for 2003, 2004 and the first and second quarters of 2005.

BUSINESS COMMUNICATIONS REORGANIZATION PLAN

Based on recent business trends in the marketplace and announcements of restructuring by several key customers in our Business Communications - OEM business segment (such as InFocus, Sony and Sanyo), we have elected to re-evaluate and restructure this business segment. Rather than continue to invest in increased future top line growth for this segment, we will invest only to maintain existing customer relationships and develop products that incorporate our advanced technologies. We will combine the Business Communications - OEM segment with our Home Entertainment business segment and the new name of the combined segment will be the OEM Remote Controls business segment. We are also moving forward in our effort to move many associated sales, marketing, engineering and customer support to our China operations and, after consolidation, will eliminate any redundant resources. Based on our reduced expectations for product demand, we will record increased reserves for excess inventory and underutilized product tooling. Total third quarter of 2005 increased reserve costs and accelerated depreciation of tooling charges associated with the reorganization are expected to be approximately $2.5 million.

Expected reorganization costs are detailed as follows:

         o Based on lowered revenue expectations for the Business Communications-OEM segment for the next 12 months, we will increase our reserve for excess and obsolete inventory by approximately $1.0 million.

         o The Restriction of Hazardous Substances Act of 2002 (ROHS) will, when it goes into effect, limit the use of certain restricted raw materials in production of consumer goods. ROHS goes into effect in the European Community in late 2006. Most of the materials whose use is restricted under ROHS are commonly found in electronics components in-use today, including components that we have in inventory. In anticipation of the implementation date of ROHS, we have been reducing our inventories of non-compliant materials. Many of our OEM customers are now demanding early implementation of ROHS compliance. For this reason and due to the lowered expectation for future demand in the Business Communications-OEM segment, we have decided to record a reserve for our


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                  expected future losses on non-ROHS compliant material totaling approximately $1.1 million.

         o Lowered projected Business Communications-OEM demand will also affect the depreciation rates of production tooling and estimated additional tooling depreciation expense for the third quarter of 2005 will be approximately $400,000.

"Combining our Business Communications OEM and Home Entertainment segments is the right choice for us to make at this time," stated E. Michael Thoben, Chairman, CEO & President of Interlink Electronics, Inc. "The market trends we are seeing in our Business Communications-OEM business segment told us we need to alter our business strategy in a way that optimizes our strengths and positions us for stronger financial performance. Recent announcements by several of our top Business Communications customers regarding their outlook on this market dictate we take immediate action in order to better align our resources with future opportunities. While these decisions are always difficult, I remain very encouraged by the continued progress we are making in our Home Entertainment, E-Transactions and Specialty business segments. I am optimistic about our future and our ability to continue to execute in these higher growth markets. This is the fastest road to financial recovery and a return to profitability. More details will be provided during our quarter-end financial conference call."

RESTATEMENT OF PRIOR PERIOD FINANCIAL RESULTS

As previously reported, as of December 31, 2004, we had a number of material weaknesses in our accounting controls. Under the direction of our Audit Committee and CEO, we have made changes in and increased our accounting personnel and have instituted a number of new accounting controls with a view to eliminating the historical weaknesses. We have also conducted a review of our historical financial statements to ensure that accounting errors arising as a result of our historical weaknesses in accounting controls are identified and corrected. In this process, we identified certain items that, in our judgment, require restatement of historical financial results.

We intend to restate our financial results for 2003, 2004 and the first two quarters of 2005 to reflect two matters that we identified in the recent reconciliation of accounts with a key China vendor and a third matter relating to unrecorded licensing costs. The first matter relates to the write-off of certain receivables due from a vendor originating in the fourth quarter of 2003. The second matter relates to certain payables due to the same vendor that, due to certain accounting complications, were not properly recorded in the Company's accounting system for the third and fourth quarters of 2004 and the first and second quarters of 2005. The third matter relates to an understatement of cost of sales in the first and second quarters of 2005 relating to certain licensing charges that were not recorded.

The cumulative effect of the restatements totals $2.4 million and will adjust prior periods as follows:


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         o        2003 net income,  previously reported as $1.1 million, will be reduced by approximately $1.2 million to a net loss of approximately $100,000.

         o 2004 net loss, previously reported at $2.3 million, will be increased by approximately $500,000 to a net loss of $2.8 million.

         o For the first quarter of 2005, net loss previously reported as a net loss of $910,000, will be increased by approximately $250,000 to a net loss of $1.2 million.

         o For the second quarter of 2005, net loss previously reported as a net loss $342,000 will be increased by approximately $400,000 to a net loss of approximately $742,000.

REVISED GUIDANCE FOR THE THIRD AND FOURTH QUARTERS OF 2005

"Based on the change in the strategic direction and charges mentioned above, we expect to report a significant loss in the third quarter of 2005." Mr. Thoben continued.

"However, revenues for the third quarter are expected at near record levels of approximately $10.2M. Third quarter revenues are slightly off from our previous guidance range of $10.6M to $10.8M and is due primarily to lower than anticipated sales to our OEM customers. We expect revenues to improve in this area in the fourth quarter" "Given the operational and internal control issues previously mentioned, I am still very confident in our ability grow this company profitably," stated Mr. Thoben. "Our revenues are growing nicely year over year and the fourth quarter is bringing an expected favorable product mix in our revenue stream, which should help us see favorable gross profit margins. We are committed to continuing to strengthen our internal controls and to return Interlink to profitable growth and look forward to discussing this further in our quarter-end conference call."

CONFERENCE CALL INFORMATION

Interlink Electronics expects to release its third quarter 2005, financial results on Tuesday, November 8, 2005 at 4:00 p.m. ET. A conference call discussing these results will be held on Tuesday, November 8, 2005 at 4:30 p.m. ET. To access the live conference call, dial 1-800-988-0202 (pass code is LINK); for international callers dial +1-517-308-9006 (pass code is LINK). For live webcast access, go to www.interlinkelectronics.com. A telephonic replay of the call will be available until 5:00 p.m. ET on December 8, 2005 at 1-888-566-0708; international callers may dial 1-203-369-3622. Webcast replay will be available at www.interlinkelectronics.com.

ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today's interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through our OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba. Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo,


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California  and offices in Tokyo,  Hong Kong and China.  The  Company  currently
holds  numerous  patents  on  sensor  technologies,   e-signature  technologies,
wireless  communication  protocols and product design properties.  See Interlink
Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp.

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance, product introduction cycles, expectations for growth, product mix, profitable operations and future business activities should be considered in light of these factors.

Interlink Electronics
546 Flynn Road
Camarillo, CA 93012
(805) 484-8855 ext. 114
Michelle Lockard, Investor Relations
mlockard@interlinkelectronics.com


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